Exhibit 5.2

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
June 13, 2025	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Hudson Pacific Properties, Inc.	London	Tokyo
11601 Wilshire Blvd., Ninth Floor	Los Angeles	Washington, D.C.
Los Angeles, California 90025	Madrid

Re: Registration Statement No. 333-278965 on Form S-3; Up to 237,553,442 Shares of Common Stock, par value $0.01 per share and 71,863,597 Pre-Funded Warrants to Purchase 71,863,597 shares of Common Stock

To the addressees set forth above:

We have acted as special counsel to Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), and Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), in connection with the proposed issuance of up to 237,553,442 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and 71,863,597 pre-funded warrants (the “Pre-Funded Warrants”) to purchase 71,863,597 shares of Common Stock (the shares issuable upon the exercise of the Pre-Funded Warrants, the “Warrant Shares”). The Shares, the Pre-Funded Warrants and the Warrant Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2024 (Registration No. 333–278965) (as amended, the “Registration Statement”), a base prospectus included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement dated June 11, 2025 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated June 11, 2025, by and among BofA Securities, Inc.,Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named in the underwriting agreement, the Company and the Operating Partnership (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Pre-Funded Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

June 13, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Pre-Funded Warrants have been duly issued by the Company against payment therefor in the circumstances contemplated by Underwriting Agreement, the Pre-Funded Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

With your consent, we have assumed that the status of the Pre-Funded Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) (a) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) other applicable exceptions; and (e) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 13, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP